Exhibit 10.7

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AND
NON COMPETITION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “Agreement”), is entered into effective as of the 11th day of October, 2012 (the “Effective Date’”), by and between The Hygenic Corporation, a Delaware corporation (the “Company”), and Niels Lichti, an individual (the “Employee”).

RECITALS

WHEREAS, the Employee has served as the Chief Financial Officer of the Company since June 1, 2009, pursuant to the terms of an employment agreement, effective as of June 1, 2009 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the Employee in such capacities and the Employee desires to continue such employment on the terms and conditions set forth herein; and

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of the date hereof, Performance Health Holdings, Inc., a Delaware corporation, indirectly acquired all of the outstanding stock of Performance Health & Wellness Holdings, Inc., a Delaware corporation (“Holdings”).

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, the Employee and the Company agree as follows:

Section 1.                                           Definitions.

1.1.                            Affiliates.  “Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2.                            Business.  “Business” means the business of the Company, including designing, manufacturing or marketing any of: (i) resistive exercise bands or tubing, exercise balls or hand exercise products and other products used for therapy or pain relief by healthcare practitioners; (ii) topical analgesics; (iii) latex or synthetic latex products used by medical or industrial applications, including, without limitation, sonar buoys, soap dispensers, welding hoses, air and fluid transport, sheeting for baking release and turkey calls, as further described in any and all of the Company’s manufacturing, marketing and sales manuals; or (iv) latex or synthetic dental dam products, as the same may be altered, amended, supplemented or otherwise changed from time to time in accordance with the Company’s strategic planning process.

1.3.                            Company.  “Company” includes the Company’s subsidiaries, divisions and Affiliates as they may exist from time to time.

1.4.                            Confidential Information.  “Confidential Information” means information that constitutes a trade secret under the Uniform Trade Secrets Act or that otherwise is not generally known to the public and that is developed, owned or obtained by the Hygenic Group, including, without limitation, information developed by the Employee in the course of performing service to the any member of the Hygenic Group, and the Hygenic Group’s marketing, financial, sales, customer and prospective customer information.

1.5.                            Governmental Authority.  “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, instrumentality or other authority of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

1.6.                            Hygenic Group.  “Hygenic Group” means the Company, Holdings, HCM Hygenic Corporation Sdn. Bhd., a Malaysian corporation, Performance Health GmbH, a German limited liability company, Performance Health, LLC, a Delaware limited liability company, and Hygenic Intangible Property Holding Co., a Nevada corporation, and their respective subsidiaries and divisions as they may exist from time to time.

1.7.                            Person.  “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture,    limited liability company, Governmental Authority or other entity or organization.

1.8.                            Restricted Territory.  “Restricted Territory” means any geographic area in which the Company does business or is actively planning to do business at the time the Executive’s employment terminates or at any time during the two (2) year period immediately prior to such termination.

1.9.                            Work Product.  “Work Product” means any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, equipment and parts lists, dealer and distributor lists, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by the Employee, in whole or in part, alone or with others, which results from any work he may do for, or at the request of, the Company or which relates to the business, operations, activities, research, investigations or obligations of the Company.

Section 2.                                           Employment.

2.1.                            Original Agreement.  As of the Effective Date, the Original Agreement shall terminate and cease to have any force or effect.

2.2.                            Term.  The Company shall continue to employ the Employee, and the Employee shall continue to serve the Company, for a continuous term beginning on the date hereof and ending on the first anniversary thereof, which term shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time) for additional one-year periods beginning on the first anniversary of the Effective Date, unless either party gives the other party written notice in accordance with the terms herein of its or his election not to renew the term at least 60 days prior to the end of the original or any such renewal term, or unless sooner terminated pursuant to the provisions of this Agreement (the “Term of Employment”).

2.3.                            Duties.

(a)                                 Capacity.  The Employee will be employed as the Chief Financial Officer, and the Employee will perform the responsibilities and duties that are usual to the position of Chief Financial Officer and such managerial responsibilities and duties as may be assigned to him hereafter from time to time by the Board of Directors and the Chief Executive Officer of the Company.  The Employee will report initially to the Board of Directors and the Chief Executive Officer of the Company.  The Employee will use his best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform his duties and responsibilities to the best of his ability in a diligent, trustworthy, businesslike and efficient manner.

(b)                                 Schedule and Location.  The Employee will be employed on a full-time basis and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company.  The Employee shall render his services in accordance with such policies as the Company may establish from time to time for the conduct of its employees.  The Employee shall perform his duties under this Agreement in Akron, Ohio and shall travel to such other places in the United States and elsewhere as the Board of Directors or Chief Executive Officer of the Company so directs from time to time as needed.

(c)                                  Exclusivity.  Without limiting the generality of the foregoing, the Employee shall faithfully serve the Company, devote Employee’s full working time, attention and energies to the business of the Company and perform the duties under this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employee from serving on civic, charitable or religious organizations, so long as such activities do not unreasonably interfere with the performance of Employee’s duties under this Agreement.

2.4.                            Compensation.  As compensation for the services to be rendered and the other obligations undertaken by the Employee under this Agreement, the Company shall pay the Employee the following compensation:

(a)                                 Salary.  From the date of this Agreement as set forth above, the Company shall pay to the Employee, in accordance with the Company’s policies in effect from time to time, an annualized base salary (the “Annual Base Salary”) of $200,000.00, which salary will be reviewed by the Board of Directors and Chief Executive Officer of the Company each year.

(b)                                 Discretionary Bonuses.  The Employee will receive such annual bonuses, which shall be targeted at 40% of Annual Base Salary, that the Board of Directors and Chief Executive Officer of the Company in their sole discretion determine based upon the financial performance of the Company relative to the annual financial plan and operating goals adopted by the Board of Directors of the Company.  The time period for determination of such discretionary annual bonus is the Company’s fiscal year of May 1 through April 30.  Payment of any discretionary annual bonus will be made to the Employee in a single lump sum by the later of (i) the date that is thirty days after the issuance of the Company’s annual audit report for such fiscal year (but in any event before March 15 of the year following the year in which the fiscal year ends) and (ii) July 15 following the end of the fiscal year.

(c)                                  Expenses; Vacation.  The Company shall reimburse the Employee for his reasonable travel and entertainment expenses in connection with his employment by the Company in accordance with the policies of the Company in effect from time to time.  The Employee will receive four weeks of paid vacation per year in accordance with the policies of the Company in effect from time to time and such other fringe benefits, including, without limitation, paid holidays in accordance with the policies of the Company in effect from time to time for which he is eligible.

(d)                                 Additional Benefits.  The Employee will receive all general benefits for which he is eligible under the terms of any plans, programs or arrangements, if any, the Company may provide (“Additional Benefits”) from time to time.  Additional Benefits, if any, will in all respects be paid in accordance with the then-existing plans, or policies, programs and/or arrangements establishing or governing such Additional Benefits.  In addition, during the Term of Employment, the Company shall, or shall cause one of its Affiliates to, pay the premiums for Employee’s life and disability insurance coverage in accordance with past Company practice for executive officers.  The Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements so long as any such actions do not have the effect of reducing the aggregate value of the benefits granted to the Employee as of the date of this Agreement unless such addition, termination or amendment is generally applicable to all executive employees of the Company.

Section 3.                                           Non-Competition.

3.1.                            Confidential Information.  The Employee acknowledges and agrees that in the performance of his duties under this Agreement, he will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Hygenic Group.  The Employee also agrees that any Confidential Information gained by the Employee during his employment with the Hygenic Group has been developed by the Hygenic Group through substantial expenditures of time and money and constitutes valuable and unique property of the Hygenic Group.  The Employee further understands and agrees that the foregoing makes it necessary for the protection of the Business that the Employee not compete with the Hygenic Group during the Term of Employment and not compete with the Hygenic Group for a reasonable period after such employment, as further provided in the following sections.

3.2.                            Non-Competition During The Term of Employment.  During the Term of Employment, the Employee shall not and shall cause each of his Affiliates not to, in any of the United States of America, Canada, Europe, Australia, Japan or any other country in the world;

(a)                                 enter into or engage in any business that competes with the Business; or

(b)                                 solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business; or

(c)                                  solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Hygenic Group or attempt to do so; or

(d)                                 counsel, promote or assist, financially or otherwise, any Person, engaged in any business that competes with the Business.

3.3.                            Non-Competition After The Term of Employment.

(a)                                 For a period of two years following the Term of Employment (and, if applicable the extended period elected by the Company in accordance with Section 3.3(b) hereof), the Employee shall not and shall cause each of his Affiliates not to:

(i)                                     enter into or engage in any business that competes with the Business within the Restricted Territory; or

(ii)                                  solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory; or

(iii)                               solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Hygenic Group within the Restricted Territory or attempt to do so; or

(iv)                              counsel, promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Restricted Territory.

(b)                                 The Company may elect to extend the covenants set forth on Section 3.3(a)(i) through (iv) for up to twelve additional months so that the period of the covenant expires three years following the Term of Employment, by (i) providing written notice to the Employee no later than thirty days before the six month anniversary of the last day of the Term of Employment, and (ii) continuing to pay the Employee a severance payment in an amount equal to one-twelfth of the Annual Base Salary in effect on the Employee’s last day of employment with the Company, which such payment shall be paid on the last day of each of the months during the additional twelve-month period.  If the Company does not elect to extend the covenants set forth on Section 3.3(a)(i) through (iv) for up to twelve additional months, such covenants shall expire on the second anniversary of the expiration of the Term of Employment.

3.4.                            Tolling of Covenants.  If it is judicially determined that the Employee has violated any of his obligations under Section 3.3, then the period applicable to each obligation that the Employee has been determined to have violated automatically will be extended by a period of time equal in length to the period during which such violation(s) occurred.

3.5.                            Nonsolicitation.  The Employee shall not, and shall cause each of his Affiliates not to, directly or indirectly, during the Term of Employment and two years thereafter, solicit or induce or attempt to solicit or induce any employee, representative or agent of the Hygenic Group to terminate his or its employment, representation or other association with the Hygenic Group.

3.6.                            Non-Competition - Direct or Indirect.  The Employee will be in violation of Sections 3.2, 3.3 and 3.5 if he engages in any or all of the activities set forth in those sections directly as an individual on his own account, or indirectly for any other Person and whether as partner, joint venturer, employee, agent, salesperson, employee, officer and/or director of any Person or as an equity holder of any Person in which Employee or Employee’s spouse, child or parent owns, directly or indirectly, any of the outstanding equity interests.

Section 4.                                           Development of Inventions, Improvements or Know-How.

4.1.                            Disclosure Obligation.  The Employee and his heirs, assigns and representatives shall disclose fully and promptly to the Company any and all Work Product, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures.

4.2.                            Assignment.  All Work Product is deemed a “work of hire” in accordance with the U.S. Copyright Act and is owned exclusively by the Company.  If, and to the extent, any of the Work Product is not considered a “work of hire,” the Employee does hereby assign to the Company and shall, without further compensation, assign to the Company, the Employee’s entire right, title and interest in and to all Work Product.  At the Company’s expense and at the Company’s request, the Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world.  The Employee appoints the Company as his agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

4.3.                            Publication.  The Employee shall not publish or submit for publication, or otherwise disclose to any Person other than the Company, any data or results from the Employee’s work on behalf of the Company without the prior written consent of the Company.

Section 5.                                           Non-Disclosure.  The Employee shall keep in strict confidence, and shall not, directly or indirectly, at any time, during the Term of Employment or after the termination of this Agreement, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment under this Agreement in accordance with the terms hereof, use any Confidential Information, without limitation as to when or how the Employee may have acquired such information.  The Employee specifically acknowledges that: (i) this Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Employee and whether compiled by the Company and/or the Employee derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from their disclosure or use; (ii) reasonable efforts have been put forth by the Company to maintain the secrecy of such information; (iii) such information is and will remain the sole property of the Company; and (iv)

any retention and use of the Confidential Information during or after the termination of his employment with the Company will constitute a misappropriation of the Company’s trade secrets.

Section 6.                                           Termination of Employment.

6.1.                            Right to Terminate.

(a)                                 Death.  The Employee’s employment by the Company and this Agreement shall terminate upon the Employee’s death.

(b)                                 Disability.  In the event that the Employee, because of accident, disability or physical or mental illness, is incapable of performing his duties under this Agreement, the Company has the right to terminate the Employee’s employment and this Agreement upon 30 days’ prior written notice to the Employee.  For purposes of this Section 6.1(b).  the Employee will be deemed to have become incapable of performing his duties under this Agreement if he is incapable of so doing for (a) a continuous period of 90 days and remains so incapable at the end of such 90-day period, or (b) periods amounting in the aggregate to 90 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 90 days.

(c)                                  Breach.  In the event that the Employee materially breaches, or fails to comply with, any of the provisions of this Agreement, the Company has the right to terminate the Employee’s employment by the Company and this Agreement.

(d)                                 Cause.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for cause upon (i) (A) the indictment of Employee with respect to a felony or (B) a reasonable, good faith determination by the Board that Employee has committed a crime involving theft, fraud, or dishonesty that has a detrimental impact on the Company; (ii) Employee’s continued failure to perform employment duties reasonably requested by the Company (except as a result of sickness, illness or injury), provided the Company first notifies Employee in writing by certified mail describing in reasonable detail the reasons for such non-performance and Employee has not fully cured such non-performance within 60 days following the date of the Company’s notice; (hi) Employee’s material violation of the Company’s written policies regarding ethics, anti-discrimination, equal employment opportunity, and sexual harassment; (iv) Employee’s possession on the Company’s premises of any prohibited drug or substance that would amount to a criminal offense; (v) willful misconduct or grossly negligent conduct by the Employee in the performance of his duties; (vi) gross misconduct by the Employee that has reflected so seriously on his public reputation as to prejudice the interest of the Company if he were to continue to be retained as one of its employees; or (vii) Employee’s breach of Sections 3, 4 or 5 of this Agreement.

(e)                                  Otherwise by the Company.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for any other reason not specified in this Section 6.1 upon 30 days’ prior written notice to the Employee.

(f)                                   By Employee.

(i)                                     The Employee has the right to terminate his employment under this Agreement upon Good Reason.  Good Reason means the Company, without the Employee’s prior written consent, (i) has transferred Employee’s primary office location to a location greater than 35 miles from its location on the date of this Agreement; (ii) has substantially diminished Employee’s duties, (iii) has reduced the Employee’s Annual Base Salary (other than a reduction applied equally to all senior executives of the Company) or (iv) has materially breached the Agreement, provided none of these events shall constitute Good Reason unless the Employee has given notice to the Company within 60 days of Employee’s knowledge of such events that specifies in reasonable detail the event(s) alleged to constitute Good Reason, and the Company fails to cure said event(s) within 30 days following its receipt of the Employee’s notice.

(ii)                                  The Employee has the right to terminate his employment under this Agreement without Good Reason at any time upon 30 days’ prior written notice to the Company.

6.2.                            Rights and Obligations of Employee Upon Termination.

(a)                                 Payment Obligation.  Upon the termination by the Company of the Employee’s employment pursuant to Sections 6.1(a), (b), (c) or (d) or the termination by the Employee of the Employee’s employment pursuant to Section 6.1(f)(ii), the Company will have no further obligation to the Employee under this Agreement except to distribute to the Employee (i) the unpaid installments of Annual Base Salary due pursuant to Section 2.3(a) up to the date of termination, and (ii) the benefits due the Employee as of the date of termination, if any, under the Company’s then existing employee benefit plans, policies or programs in which he participates.

(b)                                 Severance Benefits.  Upon any termination by the Company of the Employee’s employment pursuant to Section 6.1(e), the Company’s election not to renew Term of Employment pursuant to Section 2.1 or the termination by Employee of the Employee’s employment pursuant to Section 6.1(f)(i), and, in any event, the Employee’s execution and delivery to the Company (without revocation) of a general release in form and substance satisfactory to the Company in its sole discretion within the time period specified in such release, and such release having become effective in accordance with these terms, which form of release shall exclude claims for indemnification under the Company’s Articles of Incorporation, by-laws or similar policy, plan or agreement relating to the indemnification of officers, claims under the Stockholders Agreement dated as of October 11, 2012, by and among Holdings and the shareholders of Holdings, as the same may be amended, modified, supplemented or replaced from time to time and claims for vested tax-qualified retirement benefits, the Company shall pay to the Employee on the last day of each of the twelve months following the month in which such termination occurred a severance payment in an amount equal to one-twelfth of his Annual Base Salary then in effect on the date of termination (with the first payment made following the effectiveness of the release referenced above to include payment for any month following the month in which the termination occurred that has then elapsed).  Notwithstanding the foregoing, upon termination of the Employee pursuant to Section 6.1(e) or 6.1(f)(i), each month during the twelve months following any such termination, the Company is not obligated to pay any severance payments to the Employee if the Employee violates Sections 3-5 of this Agreement.  Upon termination of the Employee pursuant to Section 6.1(e) or 6.1(f)(i), if the Employee elects continuation of coverage under the Company’s medical and/or dental benefits in accordance with Part 6 of Title 1 of ERISA (“COBRA “) in which the Employee and his dependents were properly participating on the date of termination from employment, the Company will pay, during the first twelve months of such COBRA continuation coverage, an amount sufficient so the Employee is responsible for paying only the portion of the premium for such coverage that Employee would be required to pay if the Employee was then employed with the Company.

(c)                                  Return or Destruction.  Upon termination of this Agreement, the Employee shall not remove from any premises at which the Business is conducted any property of the Company, including, without limitation, any Confidential Information, and shall return, in good condition, all the property of the Company, including, without limitation, all tangible embodiments of the Confidential Information.

Section 7.                                           Miscellaneous.

7.1.                            Amendment.  This Agreement may be amended only by a writing executed by the parties to this Agreement.

7.2.                            Entire Agreement.  This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter, including without limitation the Original Agreement.

7.3.                            Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company:	The Hygenic Corporation
1245 Home Avenue
Akron, Ohio 44310-2510
Telecopy: (330)630-5286
Attention: President

With a copy to:	Gridiron Capital Fund II, LP
220 Elm Street
New Canaan, CT 06840
Telecopy: (203) 801-0602
Attention: Tom Burger, Kevin Jackson

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199-3600
Telecopy: (617) 235-0566
Attention: Christopher Comeau, Esq.

If to the Employee:	Niels Lichli
[ ]

7.4.                            Assignment.  This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of the Employee under this Agreement will be assignable without the prior written consent of the Company.

7.5.                            Governing Law.  This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.

7.6.                            Severability.  Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement.  It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought.  Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication.  The invalid, ineffective or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

7.7.                            Waivers.  None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound.  Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

7.8.                            Headings.  The headings in this Agreement are solely for convenience of reference and are not to be given any effect in the construction or interpretation of this Agreement.

7.9.                            Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

7.10.                     Third Parties.  Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and the Employee (and their respective successors and assigns) any rights or remedies under, or by reason of, this Agreement.

7.11.                     Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

7.12.                     Section 409A.  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue

Code, as amended (the “Code”) shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.  In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code if such liability does not arise from the Company’s breach of the Agreement.

7.13.                     Disclosure.  During the Term of Employment and for three years after such Term of Employment, the Employee shall communicate the contents of this Agreement to any Person that he intends to be employed by, associated with or represent and that is engaged in a business that is competitive to the Business.

7.14.                     Arbitration/Specific Performance.  Except as otherwise provided in this paragraph, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the employment arbitration rules of the American Arbitration Association then in effect, such arbitration to be located in Akron, Ohio if initiated by Employee, and New York, New York, if initiated by the Company.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  No party shall be entitled to seek or be awarded punitive damages.  All attorneys fees and costs shall be allocated or apportioned as agreed by the parties or, in the absence of an agreement, in such manner as the arbitrator or court shall determine to be appropriate to reflect the final decision of the deciding body as compared to the initial positions in arbitration of each party.  Notwithstanding the foregoing, the Employee acknowledges that his failure to comply with Sections 3-5 of this Agreement will irreparably harm the Business and that the Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, the Employee acknowledges that the Company will be entitled to injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by the Employee under this Agreement.

7.15.                     Survival of Certain Obligations.  The obligations of the Company and the Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement, including, without limitation, the obligations of the Employee under Sections 3-5 hereof, will not be affected or diminished in any way by the termination of this Agreement.

7.16.                     Legal Counsel.  Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement.

7.17.                     No Prior Restrictions.  The Employee hereby represents and warrants to the Company that the Employee is free to enter into employment with the Company on the terms set forth herein and that there are no contracts or restrictive covenants preventing full performance of the Employee’s duties.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and the Employee has duly executed and delivered this Agreement, as of the date first written above.

/s/ Niels Lichti
NIELS LICHTI

THE HYGENIC CORPORATION

By:	/s/ Marshall Dahneke
Name:	Marshall Daheneke
Title:	President and Chief Executive Officer

Signature Page to Niels Lichti Employment Agreement

FIRST AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AND

NON-COMPETITION AGREEMENT

This FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Amendment”) is made and entered into as of this 21st day of July, 2015 by and between The Hygenic Corporation, a Delaware corporation (the “Company”) and Niels Lichti, an individual (the “Employee”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Amended and Restated Employment and Non-Competition Agreement dated as of October 11, 2012 (the “Employment Agreement”), which addresses the terms and conditions of the Employee’s employment by the Company;

WHEREAS, capitalized terms not defined in this Amendment have the respective meanings ascribed to them in the Employment Agreement;

WHEREAS, the Parties desire to amend the terms and conditions of the Employee’s employment as set forth in the Employment Agreement;

WHEREAS, the compensation provisions in Section 2.4 of the Employment Agreement remain in full effect in accordance with their terms and, notwithstanding, this Amendment, the Employee shall be entitled to retain the stock options granted to the Employee subject to the terms and conditions of the Company’s equity incentive plan and the applicable award agreement, and

WHEREAS, the Parties each acknowledge and reaffirm their obligations under the Employment Agreement, as amended by this Amendment;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, terms provisions and conditions set forth herein, the Parties hereby agree as follows:

1.                                      Job Title. The Employee will be employed as the Senior Vice President of Finance. All references in the Employment Agreement to “Chief Financial Officer” shall be replaced with references to “Senior Vice President of Finance”.

2.                                      Reporting Duties. The second sentence of Section 2.3(a) of the Employment Agreement will be replaced in its entirety with the following sentence:

The Employee will initially report directly to the Chief Executive Officer and, when a Chief Financial Officer is hired, directly to the Chief Financial Officer or to such other Person as the Chief Executive Officer or Chief Financial Officer shall decide.

Acknowledgement. The Employee acknowledges and agrees that nothing contained in this Amendment, including without limitation any changes in title or reporting structure pursuant to the terms hereof, shall constitute Good Reason for purposes of Section 6.1(f) of the

Employment Agreement or any other similar right the Employee may have under any other agreement with the Company or any of its Affiliates.

Miscellaneous.  Except as expressly modified herein, the Employment Agreement remains in full force and effect, and is binding on the Employee and the Company in accordance with its terms. The Employee and the Company acknowledge that the Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the Employee and the Company with respect to the terms and conditions of the Employee’s employment and supersedes all other agreements and understandings, whether written or oral, between the Employee and the Company.

IN WITNESS WHEREOF, this Amendment has been executed by the Company, by its duly authorized representative, and by the Employee, as of the date first written above.

THE HYGENIC CORPORATION		EMPLOYEE

By:	/s/ Marshall Dahneke	By:	/s/ Niels Lichti
Name:	Marshall Dahneke	Name: Niels Lichti
Title:	CEO

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